Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Cheryl K. Ramagano	February 2, 2005
Vice President & Treasurer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS FOURTH QUARTER EARNINGS

KING OF PRUSSIA, PA- Universal Health Realty Income Trust (NYSE:UHT) announced today that for the quarter ended December 31, 2004, net income was $6.7 million or $.56 per diluted share as compared to $8.1 million or $.69 per diluted share for the same quarter in the prior year. Included in net income and earnings per diluted share for the three months ended December 31, 2004, was a gain of $833,000 or $.07 per diluted share resulting from the sale of the Virtue Street Pavilion to the former lessee. Included in net income and earnings per diluted share for the three months ended December 31, 2003, were gains on sales of real property by unconsolidated limited liability companies (“LLCs”) amounting to $2.5 million or $.21 per diluted share. Funds from operations (“FFO”) were $7.9 million and FFO per diluted share were $.67 during each of the three months ended December 31, 2004 and 2003. The fourth quarter dividend of $.505 per share was paid on December 31, 2004 and represents a dividend payout of 75% of FFO.

For the twelve month period ended December 31, 2004, net income was $23.7 million or $2.00 per diluted share as compared to $24.4 million or $2.07 per diluted share during the prior year. Included in net income and earnings per diluted share during the twelve month period ended December 31, 2004, were gains on sales of real property of $1.8 million or $.16 per diluted share. Included in net income and earnings per diluted share during the twelve month period ended December 31, 2003, were gains on sales of real property of $2.8 million or $.24 per diluted share. For the twelve month period ended December 31, 2004, FFO increased 3% to $31.2 million or $2.64 per diluted share as compared to $30.1 million or $2.56 per diluted share during the prior year.

At December 31, 2004, our shareholders’ equity was $154.1 million and our liabilities for borrowed funds were $46.2 million, including mortgage debt of consolidated entities, which is non-recourse to us, totaling $26.2 million.

Effective March 31, 2004, we adopted Financial Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities”, an Interpretation of ARB No. 51. Consequently, the December 31, 2004 Consolidated Balance Sheet includes the: (i) assets; (ii) liabilities; (iii) third-party borrowings, which are non-recourse to us, and; (iv) minority interests, of three of our LLC investments that meet the criteria of a variable interest entity and where we are deemed to be the primary beneficiary. As a result of FIN 46R, our Consolidated Balance Sheet, as of December 31, 2004, includes assets of $39.0 million and borrowings, which are non-recourse to us, of $22.1 million. Also as a consequence of FIN 46R, beginning on April 1, 2004, we began consolidating the results of operations of these LLC investments on our Consolidated Statements of Income. Accordingly, for the three month period ended December 31, 2004, our Consolidated Statements of Income included $1.6 million of revenue, $287,000 of depreciation and amortization expense, $563,000 of other operating expenses and $429,000 of interest expense recorded in connection with the consolidation of these LLCs. During the twelve month period ended December 31, 2004, our Consolidated Statements of Income included $4.8 million of revenue, $873,000 of depreciation and amortization expense, $1.7 million of other operating expenses and $1.3 million of interest expense recorded in connection with the consolidation of these LLCs. There was no impact on our net income as a result of the consolidation of these LLCs.

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, behavioral healthcare facilities, rehabilitation hospitals, sub-acute care facilities, surgery centers, childcare centers and medical office buildings. We have forty-two real estate investments in fifteen states.

Funds from operations, is a widely recognized measure of REIT performance. Although FFO is a non-GAAP financial measure, we believe that information regarding FFO is helpful to shareholders and potential investors. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income determined in accordance with GAAP. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) as an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) as a measure of our liquidity; (iv) nor is FFO an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO is shown below.

The matters discussed in this report, as well as the news releases issued from time to time by us, include certain statements containing the words “believes”, “anticipates”, “intends”, “expects” and words of similar import, which constitute “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three and Twelve Months Ended December 31, 2004 and 2003

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenues:
Base rental - UHS facilities	$3,424	$2,870	$13,100	$11,545
Base rental - Non-related parties	2,752	2,294	10,656	9,114
Bonus rental - UHS facilities	1,128	1,093	4,668	4,562
Tenant reimbursements and other - Non-related parties	665	487	2,667	1,831
Tenant reimbursements and other - UHS facilities	247	—	686	—

	8,216	6,744	31,777	27,052

Expenses:
Depreciation and amortization	1,353	1,082	5,177	4,267
Advisory fees to UHS	380	386	1,498	1,486
Other operating expenses	1,370	879	5,000	3,353
Property write-down - hurricane damage	—	—	1,863	—
Property damage recoverable from UHS	—	—	(1,863)	—

	3,103	2,347	11,675	9,106

Income before equity in unconsolidated limited liability companies (“LLCs”) and interest expense	5,113	4,397	20,102	17,946

Equity in income of unconsolidated LLCs (including gains on sales of real property of $2,466 during the three month period ended December 31, 2003 and $1,009 and $2,831 during the twelve month periods ended December 31, 2004 and 2003, respectively)	1,207	4,063	4,967	7,974

Interest expense	(877)	(615)	(3,357)	(2,487)

Income from continuing operations	5,443	7,845	21,712	23,433

Income from discontinued operations, net (including gain on sale of real property of $833 during the three and twelve month period ended December 31, 2004)	1,215	248	1,959	992

Net income	$6,658	$8,093	$23,671	$24,425

Basic earnings per share:
From continuing operations	$0.46	$0.67	$1.85	$2.00
From discontinued operations	$0.11	$0.02	$0.17	$0.09

Total basic earnings per share	$0.57	$0.69	$2.02	$2.09

Diluted earnings per share:
From continuing operations	$0.46	$0.67	$1.84	$1.99
From discontinued operations	$0.10	$0.02	$0.16	$0.08

Total diluted earnings per share	$0.56	$0.69	$2.00	$2.07

Weighted average number of shares outstanding - Basic	11,753	11,731	11,744	11,713
Weighted average number of share equivalents	72	63	69	66

Weighted average number of shares and equivalents outstanding - Diluted	11,825	11,794	11,813	11,779

Calculation of Funds From Operations (“FFO”):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net income	$6,658	$8,093	$23,671	$24,425

Plus: Depreciation and amortization expense:
Consolidated investments	1,225	1,106	5,088	4,409
Unconsolidated affiliates	880	1,142	4,282	4,146
Less: Gain on LLC’s sale of real property	—	(2,466)	(1,009)	(2,831)
Gain on sale of real property - discontinued operations	(833)	—	(833)	—

Funds from operations (FFO)	$7,930	$7,875	$31,199	$30,149

Funds from operations (FFO) per share - Basic	$0.67	$0.67	$2.66	$2.57

Funds from operations (FFO) per share - Diluted	$0.67	$0.67	$2.64	$2.56

Dividend paid per share	$0.505	$0.495	$2.000	$1.960

Universal Health Realty Income Trust

Consolidated Balance Sheets

(dollar amounts in thousands)

(unaudited)

	December 31, 2004	December 31, 2003
Assets:

Real Estate Investments:
Buildings and improvements	$189,859	$160,079
Accumulated depreciation	(56,803)	(52,219)

	133,056	107,860
Land	23,143	22,929
Construction in progress	1,863	—

Net Real Estate Investments	158,062	130,789

Investments in and advances to limited liability companies (“LLCs”)	40,523	61,001

Other Assets:
Cash	3,588	628
Bonus rent receivable from UHS	1,128	1,093
Rent receivable - other	392	107
Deferred charges and other assets, net	890	673

Total Assets	$204,583	$194,291

Liabilities and Shareholders’ Equity:

Liabilities:
Line of credit borrowings	$20,000	$33,057
Mortgage note payable, non-recourse to us	4,083	4,185
Mortgage notes payable of consolidated LLCs, non-recourse to us	22,127	—
Accrued interest	417	310
Accrued expenses and other liabilities	1,902	1,826
Fair value of derivative instruments	1,059	2,254
Tenant reserves, escrows, deposits and prepaid rents	703	461

Total Liabilities	50,291	42,093

Minority interests	239	—

Shareholders’ Equity:
Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none outstanding	—	—
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2004 - 11,755,670; 2003 - 11,736,395	118	117
Capital in excess of par value	186,275	185,675
Cumulative net income	244,754	221,083
Accumulated other comprehensive loss	(994)	(2,065)
Cumulative dividends	(276,100)	(252,612)

Total Shareholders’ Equity	154,053	152,198

Total Liabilities and Shareholders’ Equity	$204,583	$194,291